Exhibit 10.2

August 3, 2004

A. Catherine Lawler

229 Fairfield Drive

Winchester, VA 22602

Re:	Addendum to Release and Severance Agreement between A. Catherine Lawler and Trex Company, Inc. dated July 15, 2004 (the “Agreement”)

Dear Cathy,

We have received your proposed Addendum to the Agreement dated July 30, 2004. We are generally in agreement with it subject to a few minor modifications. We would propose that Section 2 of the Agreement be relabeled as Section 2(a), and a new Section 2(b) be added to the Agreement as follows, to provide the following potential additional severance pay:

2. (b) In the event that the Employee has not obtained new employment as of the end of the 26 week period described in Section 2(a) above, Employee’s salary shall be extended on a 2-week by 2-week basis for a maximum 26 additional weeks. If the Employee has not secured employment prior to the expiration of the initial 26-week period, she will notify Trex in writing and this addendum subsection will become effective. During such extended period, within 2 days after the end of each 2-week period, Employee shall send a notice to Colleen Combs, Trex’s Director of Human Resources, verifying that Employee has continued to use best efforts to actively seek employment during such 2-week period. Upon confirmation by Trex, in its sole discretion, that Employee has continued to use best efforts to actively seek employment during such period, Employee shall receive salary due hereunder for such period. The Employee shall immediately notify Trex in writing as soon as she has accepted an offer for employment. As of the date of such acceptance, the extended salary will terminate. All salary will terminate at the end of the extended 26-week period described herein regardless of whether Employee has secured employment or not. For purposes of clarification, only salary shall be potentially extended pursuant to this Section 2(b), and no other severance benefit, including health insurance, shall be extended. At the Company’s sole discretion, it may extend out-placement services for an additional period of time.

For purposes of clarification, we agree that the 26 week period described in Section 2(a) of the Agreement shall begin on August 9, 2004. Any salary received by Employee during the period of July 15, 2004 and August 9, 2004 will be considered an additional severance benefit.

If you are in agreement with this amendment, please sign on the next page where indicated, and return one copy of this letter to me.

Sincerely,

TREX COMPANY, INC.

/s/ Robert G. Matheny
Robert G. Matheny
Chairman and Chief Executive Officer

AGREED

/s/ A. Catherine Lawler
A. Catherine Lawler